Exhibit 5.1

DLA Piper LLP (US) 303 Colorado Street, Suite 3000 Austin, Texas 78701-4653 www.dlapiper.com T 512.457.7000 F 512.457.7001
July 16, 2021
N-able, Inc.
301 Edgewater Dr., Suite 306
Wakefield, Massachusetts 01880
Ladies and Gentlemen:
We have acted as counsel to N-able, Inc., a Delaware corporation (the “Company”) in connection with the filing on the date hereof of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 20,500,000 shares of the Company’s common stock, par value $0.001 (the “Shares”) which may be issued pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), or the 2021 Employee Stock Purchase Plan (the “2021 ESPP” and together with the 2021 Plan, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.
As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement and related prospectuses; (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, to be in effect immediately prior to the distribution by SolarWinds Corporation (“SolarWinds”) of all of the Shares owned by SolarWinds on a pro rata basis to the holders of SolarWinds common stock, (d) the Plans and the forms of agreements thereunder, (e) certain resolutions of the Board of Directors and stockholders of the Company and SolarWinds; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified any factual matter relating to this opinion.
We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
On the basis of the foregoing, we are of the opinion that the Shares, when such Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and are issued by the Company in accordance with the terms of the applicable Plan and the agreements thereunder, will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)